Exhibit 21

WESTERN DIGITAL CORPORATION
SUBSIDIARIES OF THE COMPANY

State or Other Jurisdiction of
Name of Entity	Incorporation or Organization

Keen Personal Media, Inc.	Delaware
Keen Personal Technologies, Inc.	Delaware
Pacifica Insurance Corporation	Hawaii
Read-Rite International	Cayman Islands
Read-Rite (Malaysia) Sdn. Bhd	Malaysia
Read-Rite Philippines, Inc.	Philippines
RS Patent Holding Corporation	Delaware
Western Digital Canada Corporation	Ontario, Canada
Western Digital Deutschland GmbH	Germany
Western Digital (France) SARL	France
Western Digital (Fremont), LLC	Delaware
Western Digital Hong Kong Limited	Hong Kong
Western Digital Ireland, Ltd.	Cayman Islands
Western Digital (I.S.) Limited	Ireland
Western Digital Japan Ltd.	Japan
Western Digital Korea, Ltd.	Republic of Korea
Western Digital Latin America, Inc.	Delaware
Western Digital (Malaysia) Sdn. Bhd	Malaysia
Western Digital Netherlands B.V	The Netherlands
Western Digital (S.E. Asia) Pte Ltd.	Singapore
Western Digital Taiwan Co., Ltd.	Taiwan
Western Digital Technologies, Inc.	Delaware
Western Digital (Thailand) Company Limited	Thailand
Western Digital (UK) Limited	England
Western Digital Ventures, Inc.	Delaware
WD Media, Inc. (formerly Komag Incorporated)	Delaware
WD Media (Bermuda) Ltd. (formerly Komag (Bermuda) Ltd.)	Bermuda
WD Media (Johor) Sdn. Bhd. (formerly Komag Johor Sdn. Bhd.)	Malaysia
WD Media (Netherlands Antilles) N.V. (formerly Komag Netherlands Antilles N.V.)	The Netherlands
WD Media (Malaysia) Sdn. (formerly Komag USA (Malaysia) Sdn.)	Malaysia
WD Media(N) B.V. (formerly Komag Technologies(N) B.V.)	The Netherlands